News Release

For Immediate Release:	For More Information,
April 30, 2014	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports First Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $5.5 million, or $0.27 per diluted common share, for the three months ended March 31, 2014, compared to net income available to common shareholders of $2.9 million, or $0.14 per diluted common share, recorded in the first quarter of 2013. The higher earnings were the result of a higher net interest margin, lower provision for loan losses and higher fee income.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2014 amounted to $35.5 million, an 11.3% increase from the $31.9 million recorded in the first quarter of 2013.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the first quarter of 2014 was 5.13% compared to 4.69% for the first quarter of 2013. The 5.13% net interest margin was a nine basis point increase from the 5.04% margin realized in the fourth quarter of 2013. The higher margins are primarily due to higher amounts of discount accretion on loans purchased in failed-bank acquisitions recognized during the respective periods. As shown in the accompanying tables, loan discount accretion amounted to $6.4 million in the first quarter of 2014, $5.6 million in the fourth quarter of 2013, and $3.7 million in the first quarter of 2013.

Excluding the effects of discount accretion on purchased loans, the Company’s net interest margin has been relatively stable, amounting to 4.22% for the first quarter of 2014, 4.25% for the fourth quarter of 2013, and 4.16% for the first quarter of 2013. See the Financial Summary for a table that presents the impact of loan discount accretion, as well as other purchase accounting adjustments affecting net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

The Company’s cost of funds has steadily declined from 0.45% in the first quarter of 2013 to 0.31% in the first quarter of 2014, which also had a positive impact on the Company’s net interest margin.

Provision for Loan Losses and Asset Quality

The Company recorded total provisions for loan losses of $3.6 million in the first quarter of 2014 compared to $11.1 million for the first quarter of 2013, with the provisions related to both non-covered loans and covered loans being lower in 2014 compared to 2013 – see explanation of the terms “non-covered” and “covered” in the section below entitled “Note Regarding Components of Earnings.”

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The provision for loan losses on non-covered loans amounted to $3.4 million in the first quarter of 2014 compared to $5.8 million in the first quarter of 2013. The lower provision in 2014 was primarily the result of stable overall asset quality and low levels of net charge-offs.

The provision for loan losses on covered loans amounted to $0.2 million in the first quarter of 2014 compared to $5.4 million in the first quarter of 2013. The decrease was primarily due to lower levels of covered nonperforming loans during the period, stabilization in the underlying collateral values of nonperforming loans, and a $1.9 million recovery that the Company realized in the first quarter of 2014.

Total non-covered nonperforming assets have remained relatively unchanged over the past year, amounting to $82.2 million at March 31, 2014 (2.65% of total non-covered assets), $82.0 million at December 31, 2013 and $83.4 million at March 31, 2013.

Total covered nonperforming assets have steadily declined in the past year, amounting to $58.9 million at March 31, 2014 compared to $70.6 million at December 31, 2013 and $92.0 million at March 31, 2013. The Company continues to resolve significant amounts of covered loans and to experience strong property sales along the North Carolina coast, which is where most of the Company’s covered assets are located.

Noninterest Income

Total noninterest income for the three months ended March 31, 2014 was $0.3 million compared to $7.1 million for the comparable period of 2013.

Core noninterest income for the first quarter of 2014 was $7.5 million, an increase of 15.5% over the $6.5 million reported for the first quarter of 2013. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income. The largest component of the increase in core noninterest income was in the amount of service charges on deposits recorded by the Company. In December 2013, the Company introduced a new deposit product line-up that simplified the Company’s product offering and also altered the fee structure of many accounts. Some customer charges were lowered or eliminated, while other fees were increased, with the most significant change being the elimination of free checking for customers maintaining low account balances, which is the primary cause of the higher service charges in 2014.

Noncore components of noninterest income resulted in net losses of $7.2 million in the first quarter of 2014 compared to net gains of $0.6 million in the first quarter of 2013. The largest variance related to indemnification asset income (expense) – see discussion below.

Indemnification asset income (expense) is recorded to reflect additional (decreased) amounts expected to be received from the FDIC related to covered assets arising during the period. The three primary items that result in the recording of indemnification asset income (expense) are 1) loan discount accretion, 2) provisions for loan losses on covered loans and 3) foreclosed property gains (losses) on covered assets. Income and gains on covered assets generally result in the recording of indemnification asset expense, while losses result in indemnification asset income. In the first quarter of 2014, the Company recorded $4.9 million in indemnification asset expense compared to $4.9 million in indemnification asset income in the first quarter of 2013. The variance between the first quarter of 2014 and the first quarter of 2013 is due to higher indemnification asset expense associated with higher loan discount accretion and fewer covered loan and foreclosed property losses that result in indemnification asset income.

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See additional discussion related to this matter in the section below entitled “Note Regarding Components of Earnings.”

Noninterest Expenses

Noninterest expenses amounted to $23.6 million in the first quarter of 2014 compared to $23.2 million recorded in the first quarter of 2013. Salaries expense increased in the first quarter of 2014 in comparison to the first quarter of 2013 due to hiring additional employees during 2013 in the Company’s credit administration and mortgage banking divisions. Partially offsetting the increase in salaries expense were lower collection and foreclosed property expenses in 2014, which reflects lower levels of problem assets.

Balance Sheet and Capital

Total assets at March 31, 2014 amounted to $3.3 billion, a 1.0% increase from a year earlier. Total loans at March 31, 2014 amounted to $2.4 billion, a 2.1% increase from a year earlier, and total deposits amounted to $2.8 billion at March 31, 2014, a 2.5% decrease from a year earlier.

Total loans increased over the past year, as growth in non-covered loans has exceeded the steady decline in covered loans. The Company’s non-covered loans increased by $124 million at March 31, 2014 compared to a year earlier, representing growth of 5.8%. The Company continues to see improved loan demand as the local economies in its market areas improve.

The lower amount of deposits at March 31, 2014 compared to March 31, 2013 was primarily due to declines in retail time deposits (called “other time deposits” and “other time deposits > $100,000” in the accompanying tables), with increases in checking accounts offsetting most of the decline. Retail time deposits are generally one of the Company’s most expensive funding sources, and thus the shift from this category benefited the Company’s overall cost of funds.

The Company obtained new borrowings of $90 million in the first quarter of 2014 from a low cost funding source in order to enhance the Company’s cash position and in anticipation of future loan growth.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at March 31, 2014 of 16.83% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 7.30% at March 31, 2014, an increase of 54 basis points from a year earlier.

Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented on today’s report, “I am pleased that our quarterly earnings were almost double those of the same period in 2013. Revenues are increasing and the improving economy is resulting in lower provisions for loan losses. I am optimistic that these positive trends will continue.”

Mr. Moore continued, “Our annual shareholders meeting will be held on May 8, 2014 at 3:00 at the James H. Garner Center in Troy. I look forward to meeting shareholders and discussing the events occurring at our Company.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On January 16, 2014, the Company unveiled its new website, www.LocalFirstBank.com, which has a new look and many new features that make banking with First Bank better than ever.
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•	On January 15, 2014, the First Bank branch located in Wallace, North Carolina relocated to a new location at 517 North Norwood Street. A grand opening celebration was held on January 24, 2014 with the staff welcoming customers to its new and improved facility.

•	On March 21, 2014, the First Bank branch located in West Innes Street in Salisbury, North Carolina was closed. The accounts at that branch were reassigned to First Bank’s branch located at 1525 Jake Alexander Boulevard.

•	On March 14, 2014, the Company announced a quarterly cash dividend of $0.08 cents per share payable on April 25, 2014 to shareholders of record on March 31, 2014. This is the same dividend rate as the Company declared in the first quarter of 2013.

•	The Company expects to open a full-service branch in Fuquay-Varina, North Carolina, in the second quarter of 2014. The new branch will be located at 125 North Main Street.

•	The Company is planning to construct a new branch facility at 4110 Bradham Drive, Jacksonville, North Carolina. Upon completion, the First Bank branch located on Western Boulevard will be closed and the accounts at that branch will be reassigned to the new and improved branch. This is expected to occur in the first quarter of 2015 and is subject to regulatory approval.

Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion above, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that payoff, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For covered foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

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First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 95 branches, with 80 branches operating in North Carolina, 7 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 8 branches in Virginia (Abingdon, Blacksburg, Christiansburg, Dublin, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Charlotte, North Carolina, Fayetteville, North Carolina, and Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

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First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended March 31,		Percent
($ in thousands except per share data – unaudited)	2014	2013	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$36,086	33,551
Interest on investment securities	1,471	1,384
Other interest income	119	154
Total interest income	37,676	35,089	7.4%
Interest expense
Interest on deposits	1,891	2,912
Other, primarily borrowings	250	256
Total interest expense	2,141	3,168	(32.4%	)
Net interest income	35,535	31,921	11.3%
Provision for loan losses – non-covered loans	3,365	5,771	(41.7%	)
Provision for loan losses – covered loans	210	5,378	(96.1%	)
Total provision for loan losses	3,575	11,149	(67.9%	)
Net interest income after provision for loan losses	31,960	20,772	53.9%
Noninterest income
Service charges on deposit accounts	3,573	2,935
Other service charges, commissions, and fees	2,367	2,175
Fees from presold mortgages	607	747
Commissions from financial product sales	594	399
Bank-owned life insurance income	327	208
Foreclosed property gains (losses) – non-covered	(156)	758
Foreclosed property gains (losses) – covered	(2,117)	(4,616)
FDIC indemnification asset income (expense), net	(4,916)	4,897
Other gains (losses)	19	(395)
Total noninterest income	298	7,108	(95.8%	)
Noninterest expenses
Salaries expense	11,648	10,677
Employee benefit expense	2,311	2,627
Occupancy and equipment expense	2,808	2,762
Intangibles amortization	194	199
Other operating expenses	6,590	6,959
Total noninterest expenses	23,551	23,224	1.4%
Income before income taxes	8,707	4,656	87.0%
Income taxes	3,031	1,556	94.8%
Net income	5,676	3,100	83.1%

Preferred stock dividends	(217)	(245)

Net income available to common shareholders	$5,459	2,855	91.2%

Earnings per common share – basic	$0.28	0.15	86.7%
Earnings per common share – diluted	0.27	0.14	92.9%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$35,535	31,921
Tax-equivalent adjustment (1)	373	372
Net interest income, tax-equivalent	$35,908	32,293	11.2%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary – Page 2

	Three Months Ended March 31,
PERFORMANCE RATIOS (annualized)	2014	2013
Return on average assets (1)	0.70%	0.36%
Return on average common equity (2)	7.24%	4.01%
Net interest margin – tax-equivalent (3)	5.13%	4.69%
Net charge-offs to average loans – non-covered	0.52%	0.51%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08
Stated book value – common	15.50	14.56
Tangible book value – common	12.02	11.04
Common shares outstanding at end of period	19,695,316	19,669,302
Weighted average shares outstanding – basic	19,688,183	19,669,302
Weighted average shares outstanding – diluted	20,424,475	20,409,760

CAPITAL RATIOS
Tangible equity to tangible assets	9.48%	8.96%
Tangible common equity to tangible assets	7.30%	6.76%
Tier I leverage ratio	11.27%	10.55%
Tier I risk-based capital ratio	15.57%	15.56%
Total risk-based capital ratio	16.83%	16.82%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,178,848	3,228,463
Loans	2,459,368	2,382,861
Earning assets	2,836,806	2,790,745
Deposits	2,739,194	2,803,245
Interest-bearing liabilities	2,294,138	2,439,895
Shareholders’ equity	376,418	359,362

(1) Calculated by dividing annualized net income available to common shareholders by average assets.

(2) Calculated by dividing annualized net income available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Net interest income – tax-equivalent (1)	$35,908	35,662	34,107	35,975	32,293
Taxable equivalent adjustment (1)	373	386	380	373	372
Net interest income	35,535	35,276	33,727	35,602	31,921
Provision for loan losses – non-covered	3,365	4,965	3,487	4,043	5,771
Provision for loan losses – covered	210	3,931	1,493	1,548	5,378
Noninterest income	298	6,286	5,608	4,487	7,108
Noninterest expense	23,551	23,935	23,704	25,756	23,224
Income before income taxes	8,707	8,731	10,651	8,742	4,656
Income tax expense	3,031	3,053	4,318	3,154	1,556
Net income	5,676	5,678	6,333	5,588	3,100
Preferred stock dividends	(217)	(217)	(216)	(217)	(245)
Net income available to common shareholders	5,459	5,461	6,117	5,371	2,855

Earnings per common share – basic	0.28	0.28	0.31	0.27	0.15
Earnings per common share – diluted	0.27	0.27	0.30	0.27	0.14

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 3

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Mar. 31, 2014	At Dec. 31, 2013	At Mar. 31, 2013	One Year Change
Assets
Cash and due from banks	$219,779	83,881	73,205	200.2%
Interest bearing deposits with banks	164,310	139,393	243,139	(32.4%	)
Total cash and cash equivalents	384,089	223,274	316,344	21.4%

Investment securities	234,127	227,036	225,863	3.7%
Presold mortgages	4,587	5,422	4,584	0.1%

Loans – non-covered	2,256,726	2,252,885	2,132,683	5.8%
Loans – covered by FDIC loss share agreements	190,551	210,309	263,468	(27.7%	)
Total loans	2,447,277	2,463,194	2,396,151	2.1%
Allowance for loan losses – non-covered	(44,706)	(44,263)	(44,761)	(0.1%	)
Allowance for loan losses – covered	(3,421)	(4,242)	(5,028)	(32.0%	)
Total allowance for loan losses	(48,127)	(48,505)	(49,789)	(3.3%	)
Net loans	2,399,150	2,414,689	2,346,362	2.2%

Premises and equipment	76,970	77,448	77,823	(1.1%	)
FDIC indemnification asset	35,504	48,622	100,594	(64.7%	)
Intangible assets	68,475	68,669	69,330	(1.2%	)
Foreclosed real estate – non-covered	11,740	12,251	20,115	(41.6%	)
Foreclosed real estate – covered	19,504	24,497	30,156	(35.3%	)
Bank-owned life insurance	44,367	44,040	27,193	63.2%
Other assets	36,310	39,122	62,581	(42.0%	)
Total assets	$3,314,823	3,185,070	3,280,945	1.0%

Liabilities
Deposits:
Non-interest bearing checking accounts	$511,612	482,650	429,202	19.2%
Interest bearing checking accounts	550,702	557,413	539,270	2.1%
Money market accounts	553,935	547,556	568,092	(2.5%	)
Savings accounts	177,744	169,023	166,510	6.7%
Brokered deposits	150,272	116,087	118,117	27.2%
Internet time deposits	1,967	1,319	7,689	(74.4%	)
Other time deposits > $100,000	436,245	451,741	532,747	(18.1%	)
Other time deposits	404,247	425,230	495,940	(18.5%	)
Total deposits	2,786,724	2,751,019	2,857,567	(2.5%	)

Borrowings	136,394	46,394	46,394	194.0%
Other liabilities	15,618	15,735	19,752	(20.3%	)
Total liabilities	2,938,736	2,813,148	2,923,713	0.5%

Shareholders’ equity
Preferred stock	70,787	70,787	70,787	0.0%
Common stock	132,215	132,099	131,896	0.2%
Retained earnings	171,021	167,136	154,911	10.4%
Accumulated other comprehensive income (loss)	2,064	1,900	(362)	n/m
Total shareholders’ equity	376,087	371,922	357,232	5.3%
Total liabilities and shareholders’ equity	$3,314,823	3,185,070	3,280,945	1.0%

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 4

	For the Three Months Ended
YIELD INFORMATION	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Yield on loans	5.95%	5.85%	5.68%	6.17%	5.71%
Yield on securities – tax-equivalent (1)	3.19%	2.96%	2.81%	2.88%	3.23%
Yield on other earning assets	0.34%	0.36%	0.46%	0.38%	0.33%
Yield on all interest earning assets	5.44%	5.37%	5.21%	5.52%	5.15%

Rate on interest bearing deposits	0.34%	0.36%	0.40%	0.45%	0.49%
Rate on other interest bearing liabilities	2.14%	2.18%	2.21%	2.21%	2.24%
Rate on all interest bearing liabilities	0.38%	0.40%	0.44%	0.48%	0.53%
Total cost of funds	0.31%	0.33%	0.37%	0.41%	0.45%

Net interest margin – tax-equivalent (2)	5.13%	5.04%	4.84%	5.10%	4.69%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Interest income – reduced by premium amortization on loans	$(49)	(49)	(105)	(116)	(116)
Interest income – increased by accretion of loan discount (1)	6,408	5,605	4,325	6,612	3,658
Interest expense – reduced by premium amortization of deposits	3	5	7	8	9
Impact on net interest income	$6,362	5,561	4,227	6,504	3,551

(1)	Indemnification asset income is reduced by 80% of the amount of the accretion of loan discount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - Page 5

ASSET QUALITY DATA ($ in thousands)	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013

Non-covered nonperforming assets
Nonaccrual loans	$44,129	41,938	40,711	42,338	38,917
Troubled debt restructurings - accruing	26,335	27,776	27,656	21,333	24,378
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	70,464	69,714	68,367	63,671	63,295
Foreclosed real estate	11,740	12,251	15,098	15,425	20,115
Total non-covered nonperforming assets	$82,204	81,965	83,465	79,096	83,410

Covered nonperforming assets (1)
Nonaccrual loans	$31,986	37,217	47,233	50,346	51,221
Troubled debt restructurings - accruing	7,429	8,909	6,537	6,790	10,582
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	39,415	46,126	53,770	57,136	61,803
Foreclosed real estate	19,504	24,497	29,193	32,005	30,156
Total covered nonperforming assets	$58,919	70,623	82,963	89,141	91,959

Total nonperforming assets	$141,123	152,588	166,428	168,237	175,369
Asset Quality Ratios – All Assets
Net charge-offs to average loans - annualized	0.65%	1.31%	1.33%	0.75%	1.32%
Nonperforming loans to total loans	4.49%	4.70%	5.00%	4.97%	5.22%
Nonperforming assets to total assets	4.26%	4.79%	5.25%	5.18%	5.35%
Allowance for loan losses to total loans	1.97%	1.97%	1.95%	2.09%	2.08%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans - annualized	0.52%	0.74%	0.87%	0.74%	0.51%
Non-covered nonperforming loans to non-covered loans	3.12%	3.09%	3.09%	2.91%	2.97%
Non-covered nonperforming assets to total non-covered assets	2.65%	2.78%	2.86%	2.66%	2.79%
Allowance for loan losses to non-covered loans	1.98%	1.96%	1.96%	2.05%	2.10%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

First Bancorp and Subsidiaries Financial Summary - Page 6

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013

Net interest income, as reported	$35,535	35,276	33,727	35,602	31,921
Tax-equivalent adjustment	373	386	380	373	372
Net interest income, tax-equivalent (A)	$35,908	35,662	34,107	35,975	32,293

Average earning assets (B)	$2,836,806	2,807,461	2,795,071	2,827,171	2,790,745
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	5.13%	5.04%	4.84%	5.10%	4.69%

Net interest income, tax-equivalent	$35,908	35,662	34,107	35,975	32,293
Loan discount accretion	6,408	5,605	4,325	6,612	3,658
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$29,500	30,057	29,782	29,363	28,635

Average earnings assets (B)	$2,836,806	2,807,461	2,795,071	2,827,171	2,790,745
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	4.22%	4.25%	4.23%	4.17%	4.16%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At March 31, 2014, the Company had a remaining loan discount balance of $31.2 million compared to $63.7 million at March 31, 2013. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.